Exhibit 99

National Fuel
Philip C. Ackerman Chairman and Chief Executive Officer

September 12, 2007

New Mountain Vantage Advisers, L.L.C.
787 Seventh Avenue, 49th Floor
New York, NY 10019

Attention: Mr. David D. DiDomenico

Dear David:

Today we received your letter dated September 11, 2007 and we have forwarded a copy to each Board member. We are always interested in hearing from our shareholders and appreciate your opinion as a large investor in the Company. Our Board is committed to enhancing value for all of our shareholders and takes its fiduciary duties seriously. With the help of our financial and legal advisors, we will carefully consider the suggestions in your letter and respond to each of your suggestions in due course.

Your original 13-D filing and your September 11th letter refer to an analysis prepared by Schlumberger Data & Consulting Services regarding our Appalachian reserves. As you know, we have publicly announced the retention of Netherland, Sewell & Associates to perform an independent valuation of these reserves. Of course, we will share their findings with all of our shareholders once it is complete. Although the Netherland, Sewell report has not been completed, preliminary indications are that it will show an Appalachian reserve valuation significantly less than suggested in your letter.

To be fair to you, and to be able to better respond to your suggestions, we ask again that you provide us with your analysis and supporting documentation. We hope you agree that having the opportunity to review the Schlumberger report will allow us to determine if your suggestions are in the best interests of National Fuel Gas Company and all of its shareholders.

Very truly yours,

/s/ P. C. Ackerman